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                                                                     EXHIBIT 3.2

                          SECOND AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION

                                      OF

                                TALK CITY, INC.

     Talk City, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), certifies that:

     A. The name of the Corporation is Talk City, Inc. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 11, 1999.

     B. This Second Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law by the Board of Directors of the Corporation.

     C. This Second Amended and Restated Certificate of Incorporation was approved by written consent of the stockholders pursuant to Section 228 of the Delaware General Corporation Law.

     D. The Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

                                   Article I
                                   ---------

     The name of this Corporation is Talk City, Inc. (the "Corporation").

                                  Article II
                                  ----------

     The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                  Article III
                                  -----------

     The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the General Corporation Law of Delaware.
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                                  Article IV
                                  ----------

     The Corporation is authorized to issue two classes of stock, designated Common Stock, par value $0.001 per share ("Common Stock") and Preferred Stock, par value $0.001 per share ("Preferred Stock"). The total number of shares of Common Stock the Corporation has authority to issue is 100,000,000, and the total number of shares of Preferred Stock the Corporation has authority to issue is 5,000,000.

     The undesignated 5,000,000 shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to determine the number of shares of any such series and the designation thereof. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges and restrictions to be imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

     The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock.

                                   Article V
                                   ---------

     SECTION 1. Limitation of Director's Liability.
                ----------------------------------

     The liability of the directors of this Corporation for monetary damages for breach of fiduciary duty as a director shall be eliminated to the fullest extent permissible under Delaware law.

     SECTION 2. Indemnification of Corporate Agents.
                -----------------------------------

     This Corporation is authorized to provide indemnification of agents through Bylaw provisions, agreements with agents, vote of stockholders or disinterested directors, or otherwise, to the fullest extent permissible under Delaware law.

     SECTION 3. Repeal or Modification.
                ----------------------

     Neither any amendment, repeal or modification of the foregoing provisions of this Article V, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article V, shall adversely affect any right of indemnification or limitation of liability of a director or agent of this Corporation relating to acts or omissions occurring prior to such amendment, repeal or modification.

                                      -2-
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                                  Article VI
                                  ----------

     Effective upon the closing of a Qualified IPO, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders.

                                  Article VII
                                  -----------

     Effective upon the closing of a Qualified IPO, no stockholder will be permitted to cumulate votes at any election of directors .

                                 Article VIII
                                 ------------

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

                                  Article IX
                                  ----------

     Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                                   Article X
                                   ---------

     The Corporation is to have perpetual existence.

                                  Article XI
                                  ----------

     The number of directors which constitute the whole Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.

                                  Article XII
                                  -----------

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the laws of the State of Delaware) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                      -3-
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     IN WITNESS WHEREOF, Talk City, Inc. has caused this Second Amended and
Restated Certificate of Incorporation to be signed by Peter H. Friedman, its President and Chief Executive Officer, as of the date below.


Dated: June __, 1999

                                        _______________________________________
                                        Peter H. Friedman

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